Exhibit 23.1

Bluerock Residential Growth REIT, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2017, relating to the consolidated financial statements, the effectiveness of Bluerock Residential Growth REIT, Inc.’s internal control over financial reporting, and schedule of Bluerock Residential Growth REIT, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and our reports dated March 31, 2017, relating to the financial statements of BR Lake Boone JV Member, LLC, BR T&C BLVD JV Member, LLC, BR Southside Member, LLC, BR Cheshire Member, LLC, and BR Whetstone Member, LLC.

/s/ BDO USA, LLP

Troy, Michigan

December 22, 2017